Exhibit 10.1

SERVICE AND SUPPORT AGREEMENT

This SERVICE AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 28, 2008 (the “Effective Date”) by and between VIASPACE Inc., a Nevada corporation with a principal office at 171 N. Altadena Drive, Suite 101, Pasadena, California 91107 (“VIASPACE”), and E2 Corp. dba E2 Solutions, a Nevada corporation with a principal office at 8121 Van Nuys Boulevard, Suite 308, Panorama City, California 91402 (“E2”). VIASPACE and E2 are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, VIASPACE desires to retain E2 to provide to VIASPACE personnel resources, services and materials as requested from time to time by VIASPACE (the “Services”), all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, conditions and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by VIASPACE and E2, VIASPACE and E2 agree as follows:

1. Services.

1.1. Statement of Work. Subject to the following terms and conditions, E2 shall provide the Services to VIASPACE in accordance with the written statement of work attached hereto as Schedule A (the “Statement of Work”).

1.2. Records and Reports. E2 will keep accurate records of its reimbursable expenses and any services rendered under this Agreement and will make such records available to VIASPACE upon request.

1.3. Change Requests. It is mutually acknowledged that changes in the Services may be desirable, in light of actual experience gained in the course of performance, or as VIASPACE redefines its needs. Accordingly, either Party shall be entitled to propose changes to the Services or to any other terms of this Agreement by written notice at any time delivered to the other Party. The Parties agree to consider such a proposed change in good faith, and to make a faithful effort to accept equitable adjustments where appropriate to accomplish the mutual objectives of the Parties. If such a proposed change is accepted, it shall be reduced to a written amendment signed by both Parties.

2. E2 Personnel.

2.1. Personnel. E2 will (a) bear and pay (i) all salaries, wages, benefits and other compensation that employees, contractors (including subcontractors and their employees and contractors) and agents of E2 (collectively, “E2 Personnel”) may be entitled to receive for performing Services; and (ii) all reimbursements due individual employees performing Services under this Agreement, and (b) be solely responsible for withholding and paying all applicable payroll taxes of any nature, including social security and other social welfare taxes or contributions, that may be due on amounts paid to employees.

2.2. Qualifications. The E2 Personnel that E2 assigns to perform the Services shall be properly trained and qualified at an appropriate professional level in the industry for Services they are to perform.

2.3. Employee Agreements. Each member of the E2 Personnel shall be Party to a written agreement, in a form reasonably satisfactory to VIASPACE, in which such person agrees to (A)  comply with the confidentiality provisions of this Agreement, and (B) assign intellectual property rights to E2, which E2 will then assign to VIASPACE as contemplated by this Agreement. E2 hereby assigns to VIASPACE the right to assert claims directly against E2 Personnel for violations of such employee agreements, insofar as such violations relate to proprietary information or rights of VIASPACE.

2.4. Replacement. If VIASPACE in good faith determines that continued assignment to VIASPACE’s account of any E2 Personnel is not in the best interests of VIASPACE, then VIASPACE may give E2 written notice to that effect requesting that the relevant person be replaced. E2 shall replace that person with a person of suitable ability and qualifications. Nothing in this provision gives VIASPACE the right to require E2 to terminate any person’s employment or otherwise control any aspect of that person’s employment; it gives VIASPACE only the right to require that E2 discontinue using a particular person(s) in performance of Services for VIASPACE. E2 shall at all times have and exercise complete and exclusive control over all E2 Personnel.

2.5. Insurance. Each of the Parties will be solely responsible for obtaining and maintaining appropriate insurance coverage for its activities under this Agreement, including, but not limited to, (i) comprehensive general liability insurance (bodily injury and property damage) and professional liability insurance and (ii) any other insurance coverage that may be required by applicable law.

3. Payment.

3.1. Service Fees. In consideration of performance of the Services, VIASPACE shall pay E2 (i) Direct Costs, (ii) Allocable Overhead, (iii) a fee equal to the sum of the Direct Costs and the Allocable Overhead, times fifteen percent (15%) (the “15% Fee”), and (iv) Reimbursable Expenses (collectively, “Total Cost”). “Direct Costs” shall mean all direct, reasonable costs actually incurred by E2 that are specifically and solely incurred in performance of the Services under the Statement of Work. For the avoidance of doubt, Direct Costs shall not include Allocable Overhead or Reimbursable Expenses. “Allocable Overhead” shall mean an allocation of all overhead costs of E2 specifically or solely attributable to the Services under the Statement of Work. For the avoidance of doubt, Allocable Overhead shall not include Direct Costs, Reimbursable Expenses, or any costs attributable to E2’s general corporate activities, executive management, investor relations, corporate communications, business development, legal affairs or finance; provided, however, that it is understood by the Parties that any of these types of costs that are incurred specifically at the request of VIASPACE shall be included in Direct Costs. “Reimbursable Expenses” shall mean all reasonable travel and entertainment expenses actually incurred by E2 Personnel in the direct performance of the Services; provided, however, that any such expenses shall require the prior approval of VIASPACE; provided, further, that all such expenses shall be accompanied by related receipts and documentation as described in Section 3.5 hereof.

3.2. Forecasts. Attached hereto as Schedule B is the initial, non-binding forecast (the “Initial Forecast”) prepared by VIASPACE setting forth VIASPACE’s estimated personnel and support needs for the first nine months after the Effective Date. Also included on Schedule B is E2’s estimated Total Cost for such personnel and support needs during the initial nine months (the “Initial Cost Estimate”). Prior to the end of each calendar month during the term of this Agreement, VIASPACE shall deliver to E2 updates to the non-binding forecast for the next nine months (each, an “Updated Forecast”); provided, however, that if VIASPACE does not deliver an Updated Forecast in any given month, E2 shall treat the most recent Updated Forecast as the current Updated Forecast for the next nine months.

3.3. Retainer. Within ten (10) days after the Effective Date, VIASPACE shall pay E2 an amount equal to the Initial Cost Estimate set forth on Schedule B (the “Retainer”). VIASPACE and E2 may mutually agree to add to the Retainer from time to time.

3.4. Monthly Invoices. Within ten (10) days after each calendar month, E2 shall deliver to VIASPACE an invoice (each, a “Monthly Invoice”). Each Monthly Invoice shall contain (i) a detailed report of the actual Total Cost for the calendar month just concluded, (ii) all receipts, records and any other documentation as may be reasonably appropriate to verify E2’s expenses and any invoices for services rendered by E2 during the just concluded calendar month and (iii) the balance remaining, if any, from the Retainer. Within ten (10) days of the delivery of each Monthly Invoice, VIASPACE shall pay E2 the amount due in accordance with Section 3.5 below.

3.5. Form of Payment. Subject to the last sentence of Section 3.6(g) below, VIASPACE shall pay E2 the Retainer and all Monthly Invoices either in cash or in shares of VIASPACE common stock (“Shares”), or in some of combination of the foregoing, at VIASPACE’s option. VIASPACE, at its option, may also choose to pay E2 any amounts due under a Monthly Invoice from the Retainer, to the extent such funds exist in the Retainer. Shares issued by VIASPACE may either be restricted shares (“Restricted Shares”) or shares currently registered on Form S-3 (Registration No. 333-141976), as amended from time to time. In the event any portion of any such payment is made in Shares, the number of Shares to be issued to E2 shall be equal to (i) the amount of such payment, divided by (ii) the average closing price of VIASPACE’s common stock during the five (5) trading days immediately preceding the date of issuance, rounded up to the nearest whole share.

3.6. E2 Investment Representations. With respect to any Shares issued to E2 pursuant to Section 3.5 hereof, E2 represents to VIASPACE the following:

(a) E2 has full power and authority to enter into this Agreement, and such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) This Agreement is made with E2 in reliance upon E2’s representation to VIASPACE, which by E2’s execution of this Agreement, E2 hereby confirms, that the Shares to be received by E2 will be acquired for investment for E2’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that E2 has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, E2 further represents that E2 does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

(c) E2 understands that the Restricted Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of E2’s investment intent as expressed herein.

(d) E2 further acknowledges and understands that the Restricted Shares must be held indefinitely unless the Restricted Shares are subsequently registered under the Act or an exemption from such registration is available. E2 further acknowledges and understands that VIASPACE is under no obligation to register the Restricted Shares. E2 understands that the certificate evidencing the Restricted Shares will be imprinted with a legend that prohibits the transfer of the Restricted Shares unless the Restricted Shares are registered or such registration is not required in the opinion of counsel for VIASPACE.

(e) E2 is familiar with the provisions of Rule 144 under the Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

(f) The Restricted Shares may be resold by E2 in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about VIASPACE and (ii) the resale occurring following the required holding period under Rule 144 after the E2 has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(g) E2 further understands that at the time E2 wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, VIASPACE may not be satisfying the current public information requirements of Rule 144, and that, in such event, E2 would be precluded from selling the Restricted Shares under Rule 144 even if the minimum holding period requirement had been satisfied. If VIASPACE fails to comply with its reporting requirements such that E2 is precluded from selling Restricted Shares, VIASPACE must pay all invoices from E2 during its period of non-compliance in cash.

(h) Without in any way limiting the representations set forth above, E2 further agrees not to make any disposition of all or any portion of the Restricted Shares unless and until:

(A) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(B) (x) E2 shall have notified VIASPACE of the proposed disposition and shall have furnished VIASPACE with a detailed statement of the circumstances surrounding the proposed disposition, and (y) if requested by VIASPACE, E2 shall have furnished VIASPACE with an opinion of counsel, reasonably satisfactory to VIASPACE that such disposition will not require registration of such shares under the Act.

3.7. Restrictive Legend. With respect to any Restricted Shares issued to E2 pursuant to Section 3.5 hereof, E2 understands that all certificates representing the Restricted Shares shall have endorsed thereon a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

3.8. Taxes. Each Party shall be responsible for its respective present and future taxes, duties, tariffs, fees, imports, and other charges, including, but not limited to, income, excise, import, purchase, sales, use, turnover, added value, gross receipts, gross wages, and similar assessments imposed upon such Party by any taxing authority as a result of the performance of the Party’s duties and responsibilities hereunder.

4. Confidential Information.

4.1. Definition. As used in this Agreement, the term “Confidential Information” means any technical or business information furnished by VIASPACE to E2 in connection with the Services to be performed hereunder, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic or other form. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

4.2. Use and Non-disclosure. E2 acknowledges that, in the course of performing or preparing to perform Services for VIASPACE under this Agreement, E2 may become acquainted with certain of VIASPACE’s Confidential Information, the protection of which is necessary to the successful conduct of VIASPACE’s business and the preservation of the integrity of VIASPACE’s business relationships. E2 agrees that it shall (a) maintain all Confidential Information in strict confidence; (b) use all Confidential Information solely for the purposes of performing its obligations under this Agreement; and (c) reproduce the Confidential Information only to the extent necessary to perform its obligations under this Agreement, with all such reproductions being considered Confidential Information. E2 shall not disclose Confidential Information to any third party without VIASPACE’s express written authorization. The obligations of the E2 under this Section 4.2 shall continue for a period of five (5) years following the termination or expiration of this Agreement.

4.3. Exceptions. The foregoing obligations of E2 shall not apply to the extent that E2 can demonstrate through credible documentation that certain Confidential Information: (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by E2; (c) was independently developed or discovered by E2 prior to the time of its disclosure under this Agreement; (d) is or was disclosed to E2 at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with VIASPACE and having no obligation of confidentiality with respect to such Confidential Information; or (e) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that VIASPACE receives prior written notice of such disclosure and that E2 takes all reasonable and lawful actions to obtain or to permit VIASPACE to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

4.4. No License. E2 acknowledges that VIASPACE (or any third party entrusting its own confidential information to VIASPACE) claims ownership of the Confidential Information disclosed by VIASPACE and all patent, copyright, trademark, trade secret, and other intellectual property rights in, or arising from, such Confidential Information. No option, license, or conveyance of such rights to E2 is granted or implied under this Agreement.

4.5. Injunctive Relief. E2 agrees that any breach of its obligations under this Section 4 will cause irreparable harm to VIASPACE; therefore, VIASPACE shall have, in addition to any remedies available at law, the right to obtain equitable relief to enforce this Agreement without having to prove irreparable harm or post a bond.

5. Ownership.

5.1. Work Product. Any and all deliverables delivered to VIASPACE by E2 as a result of the Services, no matter what the format of delivery (collectively, “Work Product”), shall be solely owned by VIASPACE upon payment of Monthly Invoices from E2, and the entire right, title and interest therein, for the United States and all foreign countries, shall be exclusively vested in VIASPACE. The Work Product shall be considered works made for hire and made in the course of the Services rendered hereunder. To the extent that title to any such Work Product may not by operation of law vest in VIASPACE or any of them are held not to be works made for hire, E2 hereby irrevocably assigns and shall assign automatically upon its creation in the future without further consideration the sole right, title and interest in such Work Product and E2’s intellectual property rights therein to VIASPACE.

5.2. Further Assurances. E2 shall take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be reasonably requested by VIASPACE to evidence, transfer, vest or confirm VIASPACE’s right, title and interest in the Work Product and to otherwise effectuate the intent of this Section.

6. Limitation Of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL (INCLUDING MULTIPLE OR PUNITIVE) OR OTHER INDIRECT DAMAGES THAT ARE CLAIMED TO BE INCURRED BY THE OTHER PARTY WHETHER SUCH CLAIM ARISES UNDER CONTRACT, TORT (INCLUDING STRICT LIABILITY) OR OTHER THEORY OF LAW.

7. Term; Termination.

7.1. Term. This Agreement shall be effective on the Effective Date and shall continue in full force and effect for one (1) year, and shall thereafter automatically renew for consecutive one-year periods, unless either Party sends notice of termination at least ninety (90) days prior to the end of the then current term or renewal term.

7.2. Termination for Convenience. Either Party may terminate this Agreement at any time upon ninety (90) days’ written notice to the other Party; provided, however, that in the event VIASPACE terminates this Agreement under this Section 7.2 during the first twelve (12) months after the Effective Date, VIASPACE agrees to pay E2 the sum of $35,000.00 as an early termination fee.

7.3. Termination for Breach. If one Party defaults in the performance of, or fails to perform, any of its material obligations under this Agreement, and such default is not cured within thirty (30) days of the receipt of written notice from the non-defaulting Party, then the non-defaulting Party shall have the right to terminate this Agreement upon written notice and avail itself of any and all rights and remedies to which it may be entitled by law or in equity. Notwithstanding the foregoing, VIASPACE may terminate this Agreement effective immediately without liability upon written notice to E2 if E2 is in breach of Section 2.3, Section 4 or Section 5 hereof.

7.4. Termination for Bankruptcy. Either Party may terminate this Agreement effective immediately without liability upon written notice to the other if any one of the following events occurs: (a) the other Party files a voluntary petition in bankruptcy or an involuntary petition is filed against it, (b) the other Party is adjudged a bankrupt, (c) a court assumes jurisdiction of the assets of the other Party under federal reorganization act, (d) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other Party, (e) the other Party becomes insolvent or suspends business, or (f) the other Party makes an assignment of its assets for the benefit of its creditors.

7.5. Effect of Termination. Upon termination or expiration of this Agreement, neither E2 nor VIASPACE will have any further obligations under this Agreement, except that (a) E2 will terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by VIASPACE, unless VIASPACE specifies in the notice of termination that Services in progress should be completed, (b) VIASPACE will pay E2 any undisputed monies due and owing E2, up to the time of termination or expiration, for Services actually performed and all authorized expenses actually incurred (as specified in the Statement of Work), (c) E2 will return to VIASPACE any unearned payments in Shares or cash made to E2 under this Agreement, and (d) E2 will immediately return to VIASPACE all Confidential Information and copies thereof provided to E2 under this Agreement or under any Statement of Work which has been terminated or has expired, except for one (1) copy which E2 may retain solely to monitor E2’s surviving obligations of confidentiality.

7.6. Survival. Termination or expiration of this Agreement shall not cancel or terminate any rights and/or obligations which arose prior to the effective date of termination or expiration and which must continue to give effect to their meaning at the time such right and/or obligation arose.

8. Notices. Any notice or approval required or permitted under this Agreement will be given in writing and will be sent by facsimile, courier or mail postage prepaid, to the address specified below or to any other address that may be designated by prior notice. Any notice or approval delivered by facsimile (with verbal confirmation of receipt) will be deemed to have been received the day it is sent. Any notice or approval sent by courier will be deemed received one day after its date of posting. Any notice or approval sent by mail will be deemed to have been received on the 5th business day after its date of posting.

If to VIASPACE:		If to E2:
VIASPACE Inc.		E2 SOLUTIONS
171 N. Altadena Drive		8121 Van Nuys Boulevard, Suite 308
Pasadena, CA	91107	Panorama City, CA 91402
Attn:	Mr. Steve Muzi	Attn:	Mr. Ajay Kumar
Fax:	626-578-9269	Fax:	818-904-5666

E-mail: muzi@VIASPACE.com E-mail: ajay.kumar@e2solutions.com

9. General.

9.1. Publicity. E2 shall not in any manner advertise, publish, or disclose the existence of this Agreement or its terms or that E2 has furnished or has contracted to furnish the Services described in this Agreement without VIASPACE’s prior written consent. Furthermore, E2 shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of VIASPACE in any advertising, promotional literature or any other material, whether in written, electronic or other form, without obtaining specific prior written approval of VIASPACE. Notwithstanding any approval granted by VIASPACE to use VIASPACE’s name or materials hereunder, E2 agrees to remove or withdraw as promptly as possible VIASPACE’s name or materials from any marketing or business materials upon VIASPACE’s request.

9.2. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

9.3. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties hereto.

9.4. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

9.5. Assignment. The rights and obligations under this Agreement may not be assigned by either Party, including without limitation by operation of law, in connection with the sale of all or substantially all assets, or pursuant to a change of control (including merger, consolidation or solvent reorganization), without the prior written consent of the other Party. Any purported assignment in violation of this Section 9.5 shall be void and of no effect.

9.6. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties hereto and shall inure to the benefit of their respective successors and permitted assigns. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no person or entity shall be regarded as a third-Party beneficiary of this Agreement.

9.7. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the laws of California, without giving effect to the conflict of law principles thereof. The Parties agree that any disputes related to the subject matter of this Agreement shall be subject to and finally resolved by arbitration in accordance with the Rules of Arbitration as administered by the International Chamber of Commerce, International Court of Arbitration by one (1) arbitrator. The arbitration shall be convened in the city of the respondent. In any action to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees.

9.8. Severability. The Parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.9. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of, any of the terms or provisions hereof.

9.10. No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.11. Independent Contractor. VIASPACE and E2 agree that the relationship of E2 to VIASPACE is at all times that of an independent contractor and not that of an employee, partner or joint-venturer of or with VIASPACE. Neither Party shall have authority to bind the other except to the extent expressly authorized herein, and neither Party shall act as an agent for the other.

9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto on separate counterparts, as well as via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have set their hands to this Agreement as of the Effective Date written above.

VIASPACE INC.		E2 SOLUTIONS
By: /s/ Stephen J. Muzi		By: /s/ Ajay Kumar
Name: Stephen J. Muzi		Name:Ajay Kumar
Title:	Chief Financial Officer	Title: Executive Vice President

Schedule A

Statement of Work

E2 will provide administrative support, engineering, research and development and project management services and materials as requested by VIASPACE on a monthly basis.

Schedule B

Initial Forecast and Initial Cost Estimate

For E2 Solutions:

Initial Forecast for 9 months beginning 3/1/08 is $104,327.82 per month

Initial Cost Estimate is $120,000 per month, $1,080,000 for nine months
ACTIVE 4267656v.1